AGREEMENT AND PLAN OF MERGER

                           dated as of March 31, 1999

                                  by and among

                          KING WORLD PRODUCTIONS, INC.,

                                 CBS CORPORATION

                                       and

                               K ACQUISITION CORP.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I       THE MERGER.....................................................1
   SECTION 1.1  The Merger.....................................................1
   SECTION 1.2  Effective Time of the Merger...................................2
   SECTION 1.3  Closing........................................................2
   SECTION 1.4  Effects of the Merger..........................................2
   SECTION 1.5  Certificate of Incorporation and By-Laws.......................3
   SECTION 1.6  Directors......................................................3
   SECTION 1.7  Officers.......................................................3

ARTICLE II      CONVERSION OF SHARES...........................................3
   SECTION 2.1  Conversion of Capital Stock....................................3
   SECTION 2.2  Exchange of Certificates.......................................4
   SECTION 2.3  Closing of Transfer Books......................................7
   SECTION 2.4  Exchange Ratio for Company Stock Options.......................7
   SECTION 2.5  Adjustments to Prevent Dilution................................9
   SECTION 2.6  Lost Certificates..............................................9
   SECTION 2.7  Withholding Rights.............................................9

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................9
   SECTION 3.1  Organization and Qualifications; Subsidiaries..................9
   SECTION 3.2  Certificate of Incorporation and Bylaws.......................10
   SECTION 3.3  Capitalization................................................11
   SECTION 3.4  Authority Relative to This Agreement..........................12
   SECTION 3.5  No Conflict; Required Filings and Consents; Certain
                Contracts.....................................................12
   SECTION 3.6  Compliance....................................................13
   SECTION 3.7  SEC Reports and Financial Statements; Undisclosed
                Liabilities...................................................14
   SECTION 3.8  Absence of Certain Changes or Events..........................15
   SECTION 3.9  Litigation....................................................17
   SECTION 3.10  Registration Statement and Statement/Prospectus..............17
   SECTION 3.11  Employee Benefit Plans.......................................18
   SECTION 3.12  Board Approval...............................................19
   SECTION 3.13  Vote Required................................................19
   SECTION 3.14  Opinion of Financial Advisor.................................19
   SECTION 3.15  Brokers......................................................19
   SECTION 3.16  Taxes........................................................20
   SECTION 3.17  Real Property................................................21
   SECTION 3.18  Labor Matters................................................21
   SECTION 3.19  State Takeover Statutes......................................22
   SECTION 3.20  Material Contracts...........................................22

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

                                                                            Page
                                                                            ----
   SECTION 3.21  Insurance....................................................24
   SECTION 3.22  Intellectual Property........................................24

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB...26
   SECTION 4.1  Organization and Qualifications; Subsidiaries.................26
   SECTION 4.2  Certificate of Incorporation and Bylaws.......................27
   SECTION 4.3  Capitalization................................................27
   SECTION 4.4  Authority Relative to This Agreement..........................28
   SECTION 4.5  No Conflict; Required Filings and Consents....................28
   SECTION 4.6  Compliance....................................................29
   SECTION 4.7  SEC Reports and Financial Statements; Undisclosed
                Liabilities...................................................30
   SECTION 4.8  Absence of Certain Changes or Events..........................31
   SECTION 4.9  Litigation....................................................31
   SECTION 4.10  Registration Statement and Proxy Statement/Prospectus........31
   SECTION 4.11  Board Approval...............................................32
   SECTION 4.12  Vote Required................................................32
   SECTION 4.13  Brokers......................................................32
   SECTION 4.14  No Arrangements Triggering Section 203 of the
                 DGCL.........................................................32
   SECTION 4.15  Y2K Compliance...............................................32
   SECTION 4.16  Merger Sub...................................................32

ARTICLE V       CONDUCT OF BUSINESS PENDING THE MERGER........................33
   SECTION 5.1  Conduct of Business of the Company Pending the Merger.........33
   SECTION 5.2  Conduct of Business of the Parent Pending the Merger..........36

ARTICLE VI      ADDITIONAL COVENANTS..........................................37
   SECTION 6.1  Access to Information.........................................37
   SECTION 6.2  No Solicitation...............................................37
   SECTION 6.3  Directors and Officers Indemnification and Insurance..........39
   SECTION 6.4  Notification of Certain Matters...............................40
   SECTION 6.5  Tax Treatment.................................................41
   SECTION 6.6  Company Stockholder Meeting...................................41
   SECTION 6.7  Registration Statement, Proxy Statement/Prospectus............41
   SECTION 6.8  Letters of Accountants........................................42
   SECTION 6.9  Further Action, Reasonable Efforts............................42
   SECTION 6.10  Public Announcements.........................................43
   SECTION 6.11  Blue Sky.....................................................43
   SECTION 6.12  NYSE.........................................................43
   SECTION 6.13  Affiliates...................................................43
   SECTION 6.14  Employee Benefits............................................43

                                                                            Page
                                                                            ----
   SECTION 6.15  Tax Matters..................................................44

ARTICLE VII     CONDITIONS TO THE MERGER......................................45
   SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger....45
   SECTION 7.2  Conditions to Obligations of the Company to Effect the
                Merger........................................................46
   SECTION 7.3  Conditions to Obligations of the Parent and Merger Sub to
                Effect the Merger.............................................46

ARTICLE VIII    TERMINATION WAIVER, AMENDMENT AND CLOSING.....................49
   SECTION 8.1  Termination...................................................49
   SECTION 8.2  Effect of Termination.........................................50
   SECTION 8.3  Termination Fee...............................................51
   SECTION 8.4  Amendment or Supplement.......................................52
   SECTION 8.5  Extension of Time, Waiver, Etc................................52

ARTICLE IX      MISCELLANEOUS.................................................52
   SECTION 9.1  No Survival of Representations and Warranties.................52
   SECTION 9.2  Expenses......................................................52
   SECTION 9.3  Counterparts..................................................53
   SECTION 9.4  Governing Law.................................................53
   SECTION 9.5  Notices.......................................................53
   SECTION 9.6  Miscellaneous.................................................54
   SECTION 9.7  Severability..................................................54
   SECTION 9.8  Specific Performance..........................................55


EXHIBIT A - FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION EXHIBIT B - FORM OF AFFILIATE LETTER

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 31, 1999, by and among CBS Corporation, a Pennsylvania corporation (the "Parent"), King World Productions, Inc., a Delaware corporation (the "Company"), and K Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent ("Merger Sub").

         WHEREAS, the respective Boards of Directors of the Parent, the Company and Merger Sub have determined that the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger"), with the Company surviving as a wholly owned subsidiary of the Parent, is advisable and in the best interest of their respective corporations and stockholders and have approved this Agreement;

         WHEREAS, as a condition to the willingness of the Parent to enter into this Agreement, those individuals (the "Principal Stockholders") set forth on Schedule A attached to the Stockholders Agreement (as defined below), have entered into the Stockholders Agreement dated as of the date hereof (the "Stockholders Agreement") with Parent, which provides, among other things, that, subject to the terms and conditions thereof, each Principal Stockholder will vote his or her shares of Company Common Stock (as defined in Section 2.1 hereof) in favor of the adoption of this Agreement;

         WHEREAS, the Board of Directors of the Company has approved the terms of the Stockholders Agreement; and

         WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

                  (b) At the election of the Parent, any direct wholly owned Parent Subsidiary (as defined in Section 4.1(b)) may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

         SECTION 1.2 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter filed with the Secretary of State of the State of Delaware on the Closing Date (as defined in Section 1.3). The Merger shall become effective as of the date and at such time as the Certificate of Merger pursuant to Section 251 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "Merger Filing") with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by the Company and the Parent and specified in the Certificate of Merger and in accordance with the DGCL (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "Effective Time").

         SECTION 1.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VII hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the Business Day (as defined below) after the satisfaction or waiver of the conditions to Closing contained in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date." Business Day shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are not required to be open.

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 Certificate of Incorporation and By-Laws.

                  (a) The Certificate of Incorporation of the Company shall be amended at the Effective Time so as to read in its entirety as specified in Exhibit A and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the terms thereof and with applicable law.

                  (b) The By-Laws of Merger Sub in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

         SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

         SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

         SECTION 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company or of the holder of any shares of capital stock of Merger Sub:

                  (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or Merger Sub shall automatically be cancelled and shall cease to exist and no shares of capital stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Stock. Subject to
Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive .81 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share (the "Parent Common Stock"), of the Parent (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate, the whole shares of Parent Common Stock to which such holder is entitled pursuant to this Section 2.1(c), as represented by one or more certificates, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.2(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in each case without interest.

         SECTION 2.2 Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, the Parent shall deposit with the Parent's transfer agent for its shares of Parent Common Stock, or with such other bank or trust company designated by the Parent prior to the Effective Time and reasonably acceptable to the Company with an office or agency in the City of New York, New York (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the number of shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto to which the holders of Certificates may be entitled pursuant to Section 2.2(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(c) in exchange for outstanding shares of Company Common Stock.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender certificates representing the shares of Parent Common Stock, dividends or distributions with respect thereto and any cash in lieu of fractional shares of Parent Common Stock, as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of Parent Common Stock.

                  (c) Distributions with Respect to Unexchanged Company Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder in respect thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable Laws (as defined in Section 3.5(a)), following surrender of any such Certificate there shall be paid to the record holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the later of (A) the time of such surrender and (B) the fifth Business Day following the Effective Time, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) if the payment date for any dividend or distribution payable with respect to such whole shares of Parent Common Stock has not occurred prior to the surrender of such Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Certificate.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid for) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for shares of Parent Common Stock, together with any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock, as provided in this Article II, except as otherwise provided by law.

                  (e) No Fractional Shares. (i) No fractional shares, and no certificate or scrip representing fractional shares, of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights as a security holder of the Parent.

                           (ii) Notwithstanding any other provision of this
Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported by the WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the Closing Date.

                           (iii) As soon as practicable after the determination
of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Parent shall cause the Exchange Agent to distribute such amounts to such holders of Certificates entitled to such amounts.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates who have not theretofore delivered all of their Certificates in accordance with Section 2.2 shall thereafter look only to the Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distribution, with respect to shares of Parent Common Stock.

                  (g) No Liability. Neither the Parent, the Company nor the Exchange Agent shall be liable to any holder of Certificates or shares of Parent Common Stock, as the case may be, for any shares of Parent Common Stock (or dividends or distribution with respect thereto) or cash payable pursuant to this
Article II delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5(b)), any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         SECTION 2.3 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent, they shall be cancelled and exchanged for shares of Parent Common Stock, together with any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock, as provided in this Article II.

         SECTION 2.4 Exchange Ratio for Company Stock Options. (a) The Parent and the Company shall take such actions as are necessary to provide that at the Effective Time each outstanding Company Stock Option (as defined in Section 3.3(a)) shall be assumed by the Parent and adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the Company Option Plans (as defined in Section 3.3(a)) or any other agreement pursuant to which such Company Stock Option was subject immediately prior to the Effective Time, except as set forth in this Section 2.4 and except that (i) each such Company Stock Option shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of Company Common Stock for which such Company Stock Option was exercisable and (y) the Exchange Ratio, rounded, in the case of any Company Stock Options other than an "incentive stock option" (within the meaning of Section 422 of the Code), up, and, in the case of any incentive stock option, down, to the nearest whole share, if necessary, and (ii) the exercise price per share of such Company Stock Option shall be equal to the aggregate exercise price of such Company Stock Option immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Company Stock Option shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest cent, if necessary. Except as otherwise agreed to by the Parent and the Company, all restrictions or limitations on transfer and vesting with respect to Company Stock Options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

                  (b) As soon as practicable following the Effective Time, the Parent shall (i) deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Option Plans after giving effect to the Merger and the provisions set forth above and (ii) subject to the Parent's receipt of evidence of a holder's agreement, if necessary, to the adjustment of his or her Company Stock Options as set forth in this Section 2.4, enter into an assumption agreement with respect to each Company Stock Option, which shall provide for the Parent's assumption of the obligations of the Company under the Company Option Plans or other agreement under which such Company Stock Option was granted, which agreement will be in a form approved by the Board of Directors of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall make such amendments and take such other actions, if any, to the Company Option Plans as shall be necessary to permit the assumption and adjustment referred to in this Section 2.4.

                  (c) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 2.4 satisfy the conditions of Section 424(a) of the Code. The Parent shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, such Company Option Plans, that the Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  (d) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options under the Company Options Plans assumed in accordance with Section 2.4(a). The Parent shall file a registration statement on Form S-8 as of or prior to the Effective Time with respect to the shares of Parent Common Stock subject to Company Stock Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Parent shall administer the Company Option Plans assumed pursuant to Section 2.4 (a) in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent the applicable Company Option Plans complied with such rule prior to the Merger.

         SECTION 2.5 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of shares of Company Common Stock or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or shares of Parent Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution or similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

         SECTION 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

         SECTION 2.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law (as defined in Section 3.5). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Parent and Merger Sub that:

         SECTION 3.1 Organization and Qualifications; Subsidiaries. (a) The Company and each Material Company Subsidiary (as defined below) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, with respect to each

Material Company Subsidiary, where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each Material Company Subsidiary is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a "Company Material Adverse Effect" shall mean any change, effect, event or occurrence (i) that is materially adverse to the business, assets, properties, financial or other condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) that adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect, or that would prevent or delay in any material respect the consummation of the Merger.

                  (b) Section 3.1(b) of the letter from the Company, dated the date hereof, addressed to the Parent (the "Company Disclosure Letter") sets forth all Subsidiaries of the Company, the jurisdictions under which they are organized and the ownership or other interest therein of the Company and each Subsidiary of the Company (each a "Company Subsidiary"). Each Company Subsidiary, other than inactive Subsidiaries which are designated as such in said Section 3.1(b), is referred to herein as a "Material Company Subsidiary." No such inactive Company Subsidiary conducts any material operations or has any material liabilities. For purposes of this Agreement, a "Subsidiary" means, with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to the Parent a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Material Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Company is not in violation of any provision of its certificate of incorporation or bylaws. No Material Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of March 18, 1999, (i)(A) 70,745,131 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and (B) no shares of Company Preferred Stock were issued or outstanding; and (ii)(A) 11,100,006 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "Plan Options") granted pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan, the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, the Company's Incentive Equity Plan for Senior Executives and the Salesforce Bonus Plan (the "Company Option Plans"), (B) 2,000,000 shares of Company Common Stock were reserved for issuance pursuant to options available for grant under the Company Option Plans and (C) 4,940,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options listed in Section 3.3 of the Company Disclosure Letter (the "Third Party Options" and, together with the Plan Options, the "Company Stock Options"). Section 3.3(a) of the Company Disclosure Letter sets forth a complete and correct list as of March 18, 1999 of the holders of all Company Stock Options, the number of shares subject to each option and the exercise price thereof. Except as set forth above, as of March 18, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Stock Options outstanding on March 18, 1999. Except for (i) the Company Option Plans and agreements granting options thereunder and (ii) the agreements granting the Third Party Options, there are no options, warrants, calls, rights, subscriptions, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any kind or character to which the Company or any Company Subsidiary is a party (collectively, "Options") relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other shares of capital stock of the Company or any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other person, other than a wholly owned Company Subsidiary.

                  (b) Each outstanding share of capital stock of each Material Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens"). Except for the capital stock of the Company Subsidiaries and as otherwise disclosed in Section 3.3(b) of the Company Disclosure Letter, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

         SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Required Company Vote (as defined in Section 3.13), to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (i) the Required Company Vote (as defined in Section 3.13) and (ii) the Merger Filing). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.5 No Conflict; Required Filings and Consents; Certain Contracts. (a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Material Company Subsidiary, (ii) subject to the making of the filings and obtaining the approvals identified in Section 3.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss (by the Company, any such Company Subsidiary or the Surviving Corporation) or modification in a manner adverse to the Company and the Company Subsidiaries of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Distribution Agreement (as defined in Section 3.20 of the Company Disclosure Letter) or (B) note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation, whether written or oral including, without limitation, the Program Licenses (as defined in Section 3.20) (collectively with the Distribution Agreements (as defined in
Section 3.20), "Contracts") or (C) Company Plans (as defined in Section 3.11), to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by the Company will not, require any consent, order, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental or regulatory agency, authority, commission or instrumentality, whether domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and
(C) the Merger Filing, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

                  (c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, there are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any asset of the Company or any Company Subsidiary is bound, which by its terms limits in any material respect the ability of the Company or any Company Subsidiary or, after consummation of the Transactions, would by its terms limit in any material respect the ability of the Parent or any of its affiliates, to engage in any business in any area or for any period.

         SECTION 3.6 Compliance. Except as set forth in Section 3.6 of the Company Disclosure Letter or in the Company SEC Reports, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of (nor to the Company's knowledge does there exist any condition which upon the passage of time or the giving of notice or both would cause such a conflict with or a default or violation of), (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, including Laws relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release of or exposure to hazardous materials, (ii) any Material Distribution Agreement or (iii) any other Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not or would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.7 SEC Reports and Financial Statements; Undisclosed Liabilities. (a) Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since August 31, 1996 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "Company SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Company SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Parent true, accurate and complete copies of all of the Company SEC Reports. The consolidated financial statements of the Company and the Company Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since August 31, 1998, neither the Company nor any of the Company Subsidiaries has incurred any material liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the Company and its Subsidiaries as at August 31, 1998 (including the notes thereto), or (b) which (i) were incurred in the ordinary course of business after August 31, 1998 and consistent with past practices, or
(ii) are disclosed or reflected in the Company SEC Reports filed after August 31, 1998. Since August 31, 1996, the Company has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no Company Subsidiary has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. From the date hereof until the Effective Time, the Company will timely file all forms, reports, schedules and registration statements required to be filed by the Securities Act or Exchange Act and the rules and regulations thereunder ("Future Company SEC Reports"). All such Future Company SEC Reports and the consolidated financial statements included therein shall comply in all material respects with the representations and warranties made by the Company in this Section 3.7 with respect to the Company SEC Reports.

                  (b) (i) The accounts receivable reflected on the Company's latest consolidated balance sheet furnished or otherwise made available to the Parent arose from, and the accounts receivable existing on the Effective Time will have arisen from, bona fide transactions and except for reserves reflected on such balance sheet or taken in the future in the ordinary course consistent with past practice, to the Company's knowledge, such accounts receivable constitute or will constitute, as the case may be, only valid claims of the Company and the Company Subsidiaries, not subject to valid claims of set-off or other defenses or counterclaims, except to the extent that the failure to have so arisen or the failure to be valid claims, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. The Company is not aware as of the date hereof of any events, facts or other circumstances that would result in a material adverse change in the aggregate amount of accounts receivable reflected on the Company's consolidated balance sheet at November 30, 1998.

                           (ii) The producer advances reflected on the Company's
latest consolidated balance sheet furnished or otherwise made available to the Parent arose from, and the producer advances existing at the Effective Time will have arisen from, bona fide transactions consistent with the applicable provisions of the Contracts pursuant to which such producer advances have been or will be made, as the case may be, and, to the Company's knowledge, the Company has and will have rights of recoupment in respect of such producer advances in accordance with the applicable provisions of the Contracts pursuant to which such producer advances have been or will be made, except in each case to the extent that not more than 10% in aggregate principal amount of such producer advances have not so arisen, do not so arise or are not subject to such rights of recoupment.

         SECTION 3.8 Absence of Certain Changes or Events. (a) Except as set forth in Section 3.8 of the Company Disclosure Letter, as contemplated by this

Agreement or as disclosed in any Company SEC Report, since August 31, 1998, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice and (ii) there has not occurred or arisen any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect excluding any change, effect, event or occurrence resulting primarily from (A) changes in general economic, financial, regulatory, political or market conditions or (B) events or developments generally affecting the industry in which the Company operates.

                  (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter or as permitted pursuant to Section 5.1, since August 31, 1998, there has not been:

                           (i) any declaration, setting aside or payment of any
dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any Company securities;

                           (ii) (A) any incurrence or assumption by the Company
or any Company Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person (other than any wholly owned Company Subsidiary), other than in the ordinary course of business consistent with past practice;

                           (iii) any creation or assumption by the Company or
any Company Subsidiary of any Lien on any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice;

                           (iv) any making of any loan, advance or capital
contribution to or investment in any person by the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice and in any event in excess of $100,000;

                           (v) (A) any contract or agreement entered into by the
Company or any Company Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business, (B) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any Material Distribution Agreement or (C) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect other than in the case of (A) and
(C), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement;

                           (vi) any material change in any method of accounting
or accounting principles or practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP; or

                           (vii) any (A) grant of any severance or termination
pay to any director, officer or employee of the Company or any Company Subsidiary; (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Company Subsidiary; (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Company Subsidiary who are not parties to employment agreements with the Company or any Company Subsidiary in effect prior to such date, other than, in the case of clauses (A) through (D), with respect to any directors, officers and employees that are not parties to employment agreements with the Company or any Company Subsidiary, in the ordinary course of business consistent with past practices or, in the case of clauses (A) through (D) with respect to any directors, officers or employees who are parties to employment agreements, in accordance with their respective employment agreements.

         SECTION 3.9 Litigation. Except as disclosed in Section 3.9 of the Company Disclosure Letter or in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the Company's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Entity pending or, to the Company's knowledge, threatened or contemplated, against, relating to or affecting the Company or any of the Company Subsidiaries, which, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or rule of any court or Governmental Entity outstanding against the Company or any Company Subsidiary which has or would reasonably be expected to have any Company Material Adverse Effect.

         SECTION 3.10 Registration Statement and Statement/Prospectus. The information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement (as defined in Section 6.7) will not, either at the time the Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus (as defined in Section 6.7), including any amendments and supplements thereto, will not, either at the date mailed to the Company's stockholders or at the time of the Company Meeting (as defined in Section 6.6), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by the Company, any Company Subsidiary or their respective Representatives, will comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

         SECTION 3.11 Employee Benefit Plans. (a) Section 3.11 of the Company Disclosure Letter sets forth a list of each material pension, retirement, savings, disability, dental, health, life, death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus, incentive, severance pay or other employee benefit plan, trust, arrangement, contract, commitment, agreement or policy (collectively, "Benefit Plans") sponsored or maintained by the Company or its Subsidiaries, in which present or former employees of the Company or any Subsidiary participate (collectively, the "Company Plans"). Correct and complete copies of the following documents, which are correct and complete in all material respects, with respect to each of the Company Plans (other than a multiemployer plan (as defined below)), have been made available to Parent, to the extent applicable: (i) any plans, all material amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) material written communications to employees relating to the Company Plans; and (vi) written descriptions of all material non-written agreements relating to the Company Plans.

                  (b) No Company Plan is subject to Title IV of ERISA (as defined below). Except as set forth in Section 3.11 of the Company Disclosure Letter and except as, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company Plans have been administered and are in compliance with the terms of such plan and all applicable Laws, (B) no "reportable event" (as such term is used in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan and (C) each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification. None of the Company Plans provides for post- employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant's beneficiary.

                  (c) There is no litigation or administrative or other proceeding involving any Company Plan nor has the Company or any Company Subsidiary received notice that any such proceeding is threatened, in each case that would have or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has incurred, nor, to the Company's knowledge, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) which remains unsatisfied in an amount which would have a Company Material Adverse Effect. The termination of, or withdrawal from, any Company Plan or multiemployer plan to which the Company or any Company Subsidiaries contributes, on or prior to the Closing Date, will not subject the Company or any Company Subsidiary to any liability under Title IV of ERISA that would have a Company Material Adverse Effect.

         SECTION 3.12 Board Approval. The Board of Directors of the Company by resolutions duly adopted by a unanimous vote of the entire Board of Directors at a meeting duly called and held, has approved and declared advisable this Agreement and the Stockholders Agreement and, subject to Section 6.6, recommended that the stockholders of the Company adopt this Agreement.

         SECTION 3.13 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the "Required Company Vote") is the only vote or approval of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement (assuming that neither Parent nor any of its affiliates or associates (as defined in Section 203 of the DGCL) are "interested stockholders" of the Company under Section 203 of the DGCL immediately before the execution and delivery of this Agreement and the Stockholders Agreement).

         SECTION 3.14 Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Allen & Company Incorporated, dated March 31, 1999, to the effect that, as of such date, the Merger Consideration to be received by the stockholders of the Company is fair, from a financial point of view, to such stockholders. The Company has delivered to the Parent true and correct copies of its engagement agreement with Allen & Company Incorporated.

         SECTION 3.15 Brokers. Except as set forth in Section 3.15 of the Company Disclosure Letter, no broker, finder or investment banker (other than

Allen & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction, based upon arrangements made by or on behalf of the Company.

         SECTION 3.16 Taxes. (a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter:

                           (i) The Company and each Company Subsidiary have
timely filed (or have had timely filed on their behalf) or, with respect to Tax Returns not yet due, will file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or with respect to Tax Returns not yet due, will be true, complete and correct in all material respects.

                           (ii) The Company and each Company Subsidiary have
paid (or have had paid on their behalf), or have established (or have had established on their behalf and for their sole benefit and recourse), or where payment is not yet due, will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes due, with respect to any period ending prior to or as of the Effective Time.

                           (iii) The Federal income Tax Returns of the Company
for periods ending on or prior to August 31, 1995 have been audited and all assessments arising therefrom have been fully satisfied. Section 3.16(a)(iii) of the Company Disclosure Letter sets forth the taxable years that are currently under Audit, and the Company has not been notified that any other Audit by a Taxing Authority will commence with respect to any material Taxes due from the Company or any Company Subsidiary. There are no outstanding waivers extending the statutory period of limitations relating to the payment of material Taxes due from the Company or any Company Subsidiary for any taxable period ending prior to the Effective Time which are expected to be outstanding as of the Effective Time.

                           (iv) No deficiency or adjustment for any material
Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary, except Liens for current Taxes not yet due.

                           (v) Section 3.16(a)(v) of the Company Disclosure
Letter sets forth all Tax sharing agreements, Tax indemnity agreements and similar agreements to which the Company or any Company Subsidiary is a party.

                           (vi) No "consent" within the meaning of Section
341(f) of the Code has been filed with respect to the Company or any Company Subsidiary.

                           (vii) Neither the Company nor any Company Subsidiary
has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                           (viii) Neither the Company nor any Company Subsidiary
is a party to any contract, agreement or other arrangement currently in effect (or which will be in effect prior to the Effective Time) which provides (or will provide) for the payment of any amount which would not be deductible by reason of Section 280G or Section 162(m) of the Code, solely taking into account the Transactions contemplated by this Agreement.

                  (b) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Audit" shall mean any audit, assessment of
Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

                           (ii) "Taxes" shall mean all Federal, state, local and
foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                           (iii) "Tax Authority" shall mean the Internal Revenue
Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                           (iv) "Tax Returns" shall mean all Federal, state,
local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

         SECTION 3.17 Real Property. Neither the Company nor any Company Subsidiary owns any fee interest in real estate.

         SECTION 3.18 Labor Matters. (a) Section 3.18 of the Company Disclosure Letter sets forth a list of all employment agreements currently in effect providing for annual base salary in excess of $200,000 and any labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party. The Company has heretofore made available to Parent true and complete copies of
(i) the employment agreements listed on Section 3.18 of the Company Disclosure Letter and (ii) the labor or collective bargaining agreements listed on Section
3.18 of the Company Disclosure Letter, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

                  (b) Neither the Company nor any Company Subsidiaries are the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any Company Subsidiaries have committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any Company Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company and the Company Subsidiaries. No strike or other labor dispute involving the Company or any Company Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not have or would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.19 State Takeover Statutes. The Company Board has approved the terms of this Agreement and the Stockholders Agreement and the consummation of the Merger and the other Transactions contemplated by this Agreement and the Stockholders Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

         SECTION 3.20 Material Contracts. (a) The Company has heretofore made available to Parent correct and complete copies in all material respects of all Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation, all: (i) agreements relating to the development, production and distribution of television programming ("Distribution Agreements") and all Program Licenses (as defined below); (ii) partnership or joint venture agreements; (iii) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since August 31, 1996; (iv) contracts or agreements with any Governmental Entity other than those entered into in the ordinary course of business consistent with past practice; (v) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness of the Company or any Company Subsidiary for borrowed money or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (vi) agreements that purport to limit, curtail or restrict in any material respect the ability of the Company or any Company Subsidiaries to compete in any geographic area or line of business other than those entered into in the ordinary course of business consistent with past practice under Program Licenses or Distribution Agreements; (vii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and (viii) commitments and agreements to enter into any of the foregoing (collectively, the "Material Contracts").

                  (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or Company Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, individually or in the aggregate, would not and would not reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and, to the Company's knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, except any such default or defaults that individually or in the aggregate would not and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.20(b) of the Company Disclosure Letter sets forth a list of each of the Material Distribution Agreements and the Distribution Agreement pursuant to which the Company acquired "Hollywood Squares" from Orion Pictures Corporation (and its successor-in-interest to such agreement, Metro-Goldwyn-Mayer, Inc.), together with a list of each modification, supplement or other amendment to any such Distribution Agreement that materially affects the obligations of any party to any such Distribution Agreement. As of the date hereof, the Company has received no written or, to the knowledge of Company senior management listed in Section 3.20(b) of the Company Disclosure Letter, oral notice from any party to a Material Distribution Agreement that, solely as a result of or in connection with the execution of this Agreement or the consummation of the Merger, (i) such party intends to terminate such Material Distribution Agreement, (ii) such party has a right to terminate such Material Distribution Agreement or (iii) such party's consent is required.

                  (c) Attached to Section 3.20 of the Company Disclosure Letter is a schedule dated March 22, 1999 (the "Program License Schedule") that has been prepared and maintained by the Company in the ordinary course of business and that lists certain information regarding Program Licenses (as defined below) pursuant to which programs distributed by the Company pursuant to the Material Distribution Agreements or the television series "Hollywood Squares," "Inside Edition" and "The Roseanne Show" are licensed to broadcasters in the United States. For purposes of this Agreement, "Program License" shall mean any executory agreement pursuant to which the Company grants to any broadcaster a license, right or privilege to broadcast via over-the-air television any program distributed by the Company. As of March 22, 1999, (x) the Company is not aware of any material inaccuracies on the Program License Schedule and (y) there are no inaccuracies in the Program License Schedule that, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the number of units of barter advertising time that the Company retains under the Program Licenses for any broadcast season of any television series are not less than the number of units of such time that the Company retains under the Program Licenses for the preceding broadcast season of that television series.

                  (d) Neither the Company nor any Company Subsidiary is in breach under one or more Program Licenses which breaches are reasonably likely to result in a loss of revenues in excess of 10% of all revenues generated by all Program Licenses.

                  (e) The Company has furnished to the Parent an accurate description of all claims or other disputes that remain unresolved arising from any Program License that are known to the Company on the date hereof except for disputes involving amounts of less than $5,000,000 on an individual basis with any one party or $15,000,000 on an aggregate basis.

         SECTION 3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a list of insurance policies maintained by the Company or any Company Subsidiary, which policies have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and the Company has heretofore made available to Parent complete and correct copies in all material respects of such policies.

         SECTION 3.22 Intellectual Property. (a) The Company and Company Subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens) all Intellectual Property used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted and that are material to the business and operation of the Company and the Company Subsidiaries as a whole.

                  (b) The use of any Intellectual Property by the Company and Company Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, except for any such infringement or violation that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

                  (c) No person is challenging, infringing on or otherwise violating any right of the Company or any Company Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or Company Subsidiaries, except for such challenges, infringements or violations that, individually or in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect.

                  For purposes of this Agreement, "Intellectual Property" means
(i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registra tion or application;
(ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) all computer software (including data and related documentation); (vii) any similar intellectual property or proprietary rights; and (viii) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (d) The Company has developed a plan (the "Company Y2K Plan") intended to ensure that all computer hardware and software used in and material to the business of the Company and the Company Subsidiaries is designed to be Year 2000 Compliant. The Company Y2K Plan includes reasonable steps to determine whether the failure of any suppliers or customers with which the Company or any Company Subsidiary has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a Company Material Adverse Effect and assuming the consummation of the Company Y2K Plan, the occurrence of calendar year 2000 will not cause or will not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Date Data" means any data of any kind that includes date information or which is otherwise derived from, dependent on or related to date information; "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component that processes any Date Data and that is installed, in development or on order, for internal or external use, or the provision or operation of which provides a benefit to customers, vendors, suppliers or any other party; and "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, without limitation, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware. The matters set forth in this subsection (d) are subject to disclosures relating to Year 2000 matters in the Company SEC Reports.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

         The Parent and Merger Sub hereby represent and warrant to the Company that:

         SECTION 4.1 Organization and Qualifications; Subsidiaries. (a) Each of the Parent and each Material Parent Subsidiary (as defined below) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure for any Material Parent Subsidiary to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent and each Material Parent Subsidiary is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, a "Parent Material Adverse Effect" shall mean any change, effect, event or occurrence (i) that is materially adverse to the business, assets, financial or other condition, or results of operations of the Parent and the Parent's Subsidiaries, taken as a whole, or (ii) that adversely affects the ability of the Parent to consummate the transactions contemplated by this Agreement in any material respect, or that would prevent or delay in any material respect consummation of the Merger.

                  (b) Merger Sub and each other Subsidiary of the Parent (each, a "Parent Subsidiary") that (i) constitutes a Significant Subsidiary of the Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC, or (ii) is otherwise material to the business and operations of the Parent and the Parent Subsidiaries, taken as a whole, is referred to herein as a "Material Parent Subsidiary."

         SECTION 4.2 Certificate of Incorporation and Bylaws. The Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Parent and each Material Parent Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Parent is not in violation of any provision of its certificate of incorporation or bylaws. No Material Parent Subsidiary, is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations as, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.3 Capitalization. (a) The authorized capital stock of the Parent consists of 1,100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, par value of $1.00 per share (the "Parent Preferred Stock"). As of March 26, 1999, (i)(A) 695,524,666 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (B) 695,524,666 common stock purchase rights issued pursuant to a Rights Agreement dated as of December 28, 1995, between Parent and First Chicago Trust Company of New York, as Rights Agent ("Rights Agreement") were issued and outstanding and (C) no shares of Preferred Stock were issued or outstanding; and
(ii) (A) 57,105,516 shares of Parent Common Stock were reserved for issuance with respect to stock option plans set forth in the Parent SEC Reports (as defined in Section 4.7) (collectively, the "Parent Stock Option Plans") and other stock-based plans of Parent and (B) 5,304,657 shares were reserved for issuance upon exercise of options available for grant under the Parent Stock Option Plans. Except as set forth above, except upon the exercise of the Parent stock options outstanding on March 26, 1999 and except the 5,000,000 shares of Parent Preferred Stock denominated as Series A Participating Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement and the Certificate of Designation attached as an Exhibit thereto), and the shares reserved with respect to the Parent's Dividend Reinvestment Plan, as of the date hereof, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. Except as set forth in this
Section 4.3 or in Section 4.3 of the Disclosure Letter previously delivered by the Parent to the Company (the "Parent Disclosure Letter"), as of the date hereof, there are no options relating to the issued or unissued capital stock of the Parent or any

Parent Subsidiary (other than Infinity Broadcasting Corporation), or obligating the Parent, or any Parent Subsidiary (other than Infinity Broadcasting Corporation) to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Parent or any Parent Subsidiary (other than Infinity Broadcasting Corporation). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Parent Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of the Parent or any Parent Subsidiary other than Infinity Broadcasting Corporation to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Parent Preferred Stock or any other shares of capital stock of the Parent or any Parent Subsidiary other than Infinity Broadcasting Corporation, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary (other than a wholly-owned Parent Subsidiary) or any other person.

                  (b) Each outstanding share of capital stock of each Material Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Parent or another Parent Subsidiary is free and clear of all Liens.

                  (c) Each share of Parent Common Stock included in the Merger Consideration will be, when issued, in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

         SECTION 4.4 Authority Relative to This Agreement. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Merger Filing). This Agreement has been duly and validly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by the Parent and Merger Sub will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Parent or any Material Parent Subsidiary, (ii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or violate any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner adverse to the Parent and the Parent Subsidiaries of a material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Parent or any Parent Subsidiary pursuant to, any Contract to which the Parent or any Parent Subsidiary is a party or by which the Parent or any Parent Subsidiary or any property or asset of the Parent or any Parent Subsidiary is bound, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act or the Blue Sky laws, (B) the premerger notification requirements of the HSR Act, and
(C) the Merger Filing, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the Merger, or otherwise prevent the Parent or Merger Sub from performing its respective obligations under this Agreement in any material respect, and, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.6 Compliance. Except as set forth in Section 4.6 of the Parent Disclosure Letter or the Parent SEC Reports, neither the Parent nor any Parent Subsidiary is in conflict with, or in default or violation of (nor to the Parent's knowledge does there exist any condition which upon the passage of time or the giving of notice would cause such a conflict with or default or violation
of) (i) any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected, including Laws relating to the protection of natural resources, the environment and public and employee health and safety or pollution for the release of or exposure to hazardous materials, or (ii) any Contract to which the Parent or any Parent Subsidiary is a party or by which the Parent or any Parent Subsidiary or any property or asset of the Parent or any Parent Subsidiary is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent and each Material Parent Subsidiary has in effect all federal, state and local governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not or would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.7 SEC Reports and Financial Statements; Undisclosed Liabilities. Each form, report, schedule, registration statement and definitive proxy statement filed by the Parent with the SEC since December 31, 1996 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "Parent SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Parent SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent has made available to the Company true, accurate and complete copies of all of the Parent SEC Reports. The consolidated financial statements of the Parent and the Parent Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1998, neither the Parent nor any of its Subsidiaries has incurred any material liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except material liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the Parent and its Subsidiaries as at December 31, 1998 (including the notes thereto), or (b) which (i) were incurred in the ordinary course of business after December 31, 1998 and consistent with past practices, or (ii) are disclosed in the Parent SEC Reports filed after December 31, 1998. Since December 31, 1996, the Parent has timely filed with the SEC all forms, reports and other documents required to be filed by the Parent prior to the date hereof, and no Parent Subsidiary has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Prior to the Effective Time, the Parent will timely file all forms, reports, schedules and registration statements required to be filed by the Securities Act or Exchange Act and the rules and regulations thereunder ("Future Parent SEC Reports"). All such Future Parent SEC Reports and the consolidated financial statements included therein shall comply in all material respects with the representations and warranties made by the Parent in this
Section 4.7 with respect to the Parent SEC Reports.

         SECTION 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Parent Disclosure Letter, as contemplated by this Agreement, or as disclosed in any Parent SEC Report, since December 31, 1998,
(i) the Parent and the Parent Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (ii) there has not occurred or arisen any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect excluding any change, effect, event or occurrence resulting primarily from (A) changes in general economic, financial, regulatory, political or market conditions or (B) events or developments generally affecting the industry in which the Parent operates.

         SECTION 4.9 Litigation. Except as disclosed in Section 4.9 of the Parent Disclosure Letter or in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the Parent's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Entity pending or, to the Parent's knowledge, threatened or contemplated, against, relating to or affecting the Parent or any of the Parent Subsidiaries, which, individually or in the aggregate, would have or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or rule of any Governmental Entity outstanding against the Parent or any Parent Subsidiary which has or would reasonably be expected to have any such Parent Material Adverse Effect.

         SECTION 4.10 Registration Statement and Proxy Statement/ Prospectus. The information supplied or to be supplied by the Parent or any Parent Subsidiary for inclusion in (i) the Registration Statement will not, either at the time the Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus, including any amendments and supplements thereto, will not, either at the date mailed to the Company stockholders, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/ Prospectus, as to information supplied by the Parent or any Parent Subsidiary, will comply as to form in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

         SECTION 4.11 Board Approval. Each of the Board of Directors of the Parent and the Merger Sub, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent in lieu of a meeting, has approved this Agreement, the Merger and the other transactions contemplated hereby.

         SECTION 4.12 Vote Required. No vote of the holders of any class or series of the Parent's capital stock is necessary to adopt this Agreement and approve the transactions contemplated hereby.

         SECTION 4.13 Brokers. No broker, finder or investment banker (other than Chase Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

         SECTION 4.14 No Arrangements Triggering Section 203 of the DGCL. Assuming the accuracy of the Company's representation and warranty set forth in
Section 3.12, neither the Parent nor, to the best of Parent's knowledge, any of its affiliates or associates (each as defined in Section 203 of the DGCL) is the "owner" (as defined in Section 203 of the DGCL) of Company Common Stock or is party to any contract, agreement or other arrangement, that would cause Section 203 of the DGCL to apply to this Agreement or the Merger.

         SECTION 4.15 Y2K Compliance. The Parent has developed a plan (the "Parent Y2K Plan") intended to ensure that all computer hardware and software used in and material to the business of the Parent and the Parent Subsidiaries is designed to be Year 2000 Compliant. The Parent Y2K Plan includes reasonable steps to determine whether the failure of any suppliers or customers with which the Company or any Company Subsidiary has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a Parent Adverse Material Effect and, assuming the consummation of the Parent Y2K Plan, the occurrence of calendar year 2000 will not or will not reasonably be expected to cause a Parent Material Adverse Effect. The matters set forth in this Section
4.15 are subject to the disclosures relating to Year 2000 matters in the Parent SEC Reports.

         SECTION 4.16 Merger Sub. Neither Merger Sub nor any assignee of Merger Sub permitted by Section 1.1(b) has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement, and

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

the consummation of the transactions contemplated hereby. Neither Merger Sub nor such entity has any Subsidiaries.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, except as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, until the Effective Time, unless the Parent shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 5.1, the Company shall, and shall cause each Company Subsidiary to, conduct its operations and business in the ordinary and usual course of business and consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its business organizations' goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it, with the intent that such goodwill and ongoing business relationships shall be unimpaired in all material respects at the Effective Time. The Company agrees that it will maintain its cash management policies in effect on the date hereof in the ordinary course of business consistent with past practice and that it will continue to maintain insurance of the types and in the amounts in effect on the date hereof as long as such insurance is available to the Company on commercially reasonable terms, including at comparable rates. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth in
Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, without the prior written consent of the Parent, the Company will not, and will cause each Company Subsidiary not to:

                  (a) except to the extent required by Law or the rules and regulations of the NYSE, amend or otherwise change the certificate of incorporation or bylaws of the Company;

                  (b) issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge or disposition of, grant or otherwise create any additional shares of, or any options to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or, except as otherwise agreed to by Parent or except pursuant to their terms in effect on the date hereof, accelerate the vesting schedule of or make any other modification to the terms of any Company Stock Option outstanding on the date thereof, other than (i) any such issuance pursuant to the exercise of Company Stock Options granted prior to the date hereof under the Company Option Plans or the agreements pursuant to which certain

Company Stock Options were issued, in accordance with their respective terms as in effect on the date hereof, (ii) the issuance of shares of capital stock of a Company Subsidiary to the Company or any wholly owned Company Subsidiary, (iii) the issuance in the ordinary course of business consistent with past practice to persons other than directors or executive officers of the Company of Options to purchase in the aggregate up to 75,000 shares of Company Common Stock pursuant to the Company Option Plans as in effect on the date hereof or (iv) the issuance of shares of Company Common Stock in connection with acquisitions permitted by
Section 5.1(h);

                  (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, (i) any shares of its capital stock (including any Options with respect to its capital stock and any security convertible or exchangeable into its capital stock), other than transactions between the Company and its wholly owned Subsidiaries, or (ii) any long-term debt;

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, any of its capital stock, except dividends declared and paid by a wholly owned Company Subsidiary or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

                  (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

                  (f) except as may be required by applicable Law, or as contemplated by this Agreement, (i) increase the compensation payable or to become payable to, or enter into any employment agreement with any of its executive officers or employees, except, with respect to any such executive officer in accordance with the terms of any such agreement, or with respect to any other employees in the ordinary course of business consistent with past practice; (ii) grant any severance or termination pay to any employee (other than an executive officer) of the Company or any Company Subsidiary, except in the ordinary course of business or pursuant to practices listed in Section 3.11 of the Company Disclosure Letter or to any executive officer or director, except as provided in any agreement with such executive officer or director; (iii) enter into any severance agreement with any employee (other than an executive officer), except in the ordinary course of business or pursuant to practices listed in Section 3.11 of the Company Disclosure Letter or with any executive officer or director, except as provided in any agreement with such executive officer or director; or (iv) establish, adopt, enter into, terminate, withdraw from or amend or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan, any employee benefit plan, parachute arrangement or policy;

                  (g) take any action, including making any change in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes), except as may be required by GAAP, or settle any material Audit or, except as required by Law, amend in any material respect any material Tax Return; PROVIDED, that, in any such case the Company shall consult with Parent prior to taking any such action that it reasonably believes is required by GAAP or applicable Law;

                  (h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, involving purchase prices for all transactions that, in the aggregate, are in excess of $10.0 million;

                  (i) mortgage or otherwise encumber or subject to any Lien, or sell, lease, license, transfer or otherwise dispose of, any of its properties or assets, other than encumbrances and Liens that are incurred in the ordinary course of business and consistent with past practice and sales, leases, licenses, transfers and dispositions of properties and assets in the ordinary course of business and consistent with past practice;

                  (j) (i) extend or otherwise amend or waive any rights under any Material Distribution Agreement or (ii) extend or otherwise amend on terms less favorable to the Company or waive any rights under any Contract if, but only with respect to this clause (ii), such extensions or amendments, individually or in the aggregate, would be or would reasonably be expected to be materially adverse to the business of the Company and the Company Subsidiaries taken as a whole;

                  (k) take any action that would reasonably be expected to result in the conditions contained in Section 7.2(a) or 7.2(b) not to be satisfied;

                  (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries (other than the Merger);

                  (m) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary;

                  (n) except as set forth in Section 5.1 of the Company Disclosure Letter, authorize any new development, production or distribution projects or capital expenditures or similar expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $1,000,000;

                  (o) (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practices, or (ii) waive the benefits of, or agree to modify in any manner any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party with any third party which relates to the Company Common Stock or a transaction having effects substantially similar to the Merger;

                  (p) settle or compromise any pending or threatened suit, action or claim relating to the Transactions contemplated hereby, without Parent's prior written consent, which will not be unreasonably withheld, delayed or conditioned;

                  (q) enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any Company Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practices;

                  (r) make any loan to or other investment in any person which, in the aggregate, is in excess of $500,000; or

                  (s) authorize any of, or commit or agree to take any of, the foregoing actions.

         SECTION 5.2 Conduct of Business of the Parent Pending the Merger. Prior to the Effective Time, without the prior written consent of the Company, the Parent will not, and will cause each Parent Subsidiary not to:

                  (a) except to the extent required by Law or the rules and regulations of NYSE, amend its certificate of incorporation or bylaws in any manner that would be materially adverse to the holders of Parent Common Stock;

                  (b) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (other than any shares of capital stock of any Parent Subsidiary) in excess of the publicly announced Parent Common Stock repurchase program currently in effect, except for other transactions between the Parent and its wholly owned Subsidiaries;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by Parent Subsidiaries;

                  (d) liquidate or adopt a plan of liquidation, except for liquidations of any wholly owned Parent Subsidiaries;

                  (e) take any action that would reasonably be expected to result in the conditions contained in Section 7.3(a) or 7.3(b) not to be satisfied; or

                  (f) authorize any of, or commit or agree to take any of, the foregoing actions.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         SECTION 6.1 Access to Information. (a) From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and officers, directors, employees, auditors, counsel and agents to) afford the officers, employees, auditors, counsel and agents (the "Representatives") of the other party reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

                  (b) From the date hereof to the Effective Time, the Parent shall comply with the reasonable requests of the Company to make officers available to respond to the reasonable inquiries of the Company in connection with the Transactions and to make available information regarding Parent and the Material Parent Subsidiaries as the Company may reasonably request.

                  (c) All information obtained pursuant to (a) or (b) will be subject to the Confidentiality Agreement, dated January 14, 1999, between the Company and the Parent (the "Confidentiality Agreement").

                  (d) No investigation prior to the date hereof or pursuant to this Section 6.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 6.2 No Solicitation. (a) From the date hereof until the termination of this Agreement, except as permitted hereby, the Company shall not, nor shall it permit any Company Subsidiary, or any officer, director, employee, agent or Representative of the Company or a Company Subsidiary (including, without limitation, any investment banker, attorney or accountant retained by the Company or a Company Subsidiary), to, directly or indirectly,
(i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing a material portion of the assets of the Company and the Company Subsidiaries, taken as a whole, or (z) sale of shares of capital stock representing, individually or in the aggregate, 15% or more of the voting power of the Company other than to the Company or a Company Subsidiary, including, without limitation, by way of a tender offer or exchange offer by any person (other than the Company or a Company Subsidiary) for shares of capital stock representing 15% or more of the voting power of the Company, other than the Transactions (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any information or data relating to the Company or any Company Subsidiary for the purposes of making, or take any other action to facilitate, any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal or (iv) take any other action materially inconsistent with the obligations and commitments assumed by the Company pursuant to this Section 6.2; PROVIDED, HOWEVER, that, subject to the Company's compliance with this Section 6.2, nothing contained in this Agreement shall prevent the Company or its Board of Directors from, prior to receipt of the Required Company Vote, (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to
Section 8.1(f), (B) furnishing non-public information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its stockholders, if the Board of Directors of the Company, by action of a majority of the entire Board of Directors of the Company, determines in good faith after consultation with nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, in the opinion of the Company's counsel, is required by applicable Law, PROVIDED, FURTHER, that except as otherwise permitted in this Section 6.2, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal on terms which a majority of the members of the Board of Directors of the Company determine in their good faith judgment (after consultation with nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of Parent and its Subsidiaries, to be more favorable from a financial point of view to the Company's stockholders than the Merger, and for which the Board of Directors of the Company determines in their good faith judgment (after such consultation) that financing, to the extent required, is then committed or reasonably available. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or its Representatives with any parties conducted heretofore with respect to any of the foregoing, and will promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(a) of the obligations undertaken in this Section 6.2(a). For purposes of this Agreement, an Acquisition Proposal shall not be deemed to exist solely as a result of a person filing a report on Schedule 13G to report ownership of the Company Common Stock.

                  (b) The Company shall (i) promptly notify the Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make, or which could reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making it, (ii) promptly notify the Parent orally and in writing after receipt of any request for non-public information relating to it or any of the Company Subsidiaries or for access to its or any of the Company Subsidiaries' properties, books or records by any person that, to the Company's knowledge, may be considering making, or has made, an Acquisition Proposal,
(iii) receive from any person who may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any Company Subsidiary, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information, and (iv) keep the Parent advised on a prompt basis of the status of any such Acquisition Proposal, indication or request (including any material changes to the terms and conditions of any Acquisition Proposal).

                  (c) The Company Board will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 8.1(f).

         SECTION 6.3 Directors and Officers Indemnification and Insurance. (a) From and after the Effective Time, the Parent shall cause the Surviving Corporation to and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (each a "Covered Person") against all losses, expenses, claims, damages, liabilities or amounts ("Losses") that are paid in settlement (provided that, with respect to amounts paid in settlement, such settlement has been approved by the Parent, such approval not to be unreasonably withheld or delayed) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim") based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the full extent permitted under the DGCL and the Company's certificate of incorporation and bylaws as in effect on the date of this Agreement. The Surviving Corporation shall pay, when and as such expenses are incurred by a Covered Person, any expenses in advance of the final disposition of any such Claim to each Covered Person to the fullest extent permitted under the DGCL upon receipt from the Covered Person to whom expenses are advanced of any undertaking to repay such advances required under the DGCL. The Surviving Corporation shall cooperate in the defense of any such matter.

                  (b) The Parent shall cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director liability, advancement of expenses prior to disposition of any Claim and indemnification of the Covered Persons, in each case to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by law that would enlarge the right of indemnification of the Covered Persons.

                  (c) For a period of six (6) years after the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors and officers liability insurance maintained by the Company covering persons who are currently covered by the Company's directors and officers liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time to the extent that such policies are available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, PROVIDED, FURTHER, that in no event shall the Surviving Corporation be required to expend amounts for premiums per annum in excess of 200% of the annual premiums prevailing during the twelve-month period ended August 31, 1998 (such annual premiums, the "Maximum Premium") to maintain or procure insurance coverage pursuant to this Section 6.3, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium. The Company represents to the Parent that the Maximum Premium is $441,452.

                  (d) The provisions of this Section 6.3 shall survive the consummation of the Merger and expressly are intended to benefit each of the Covered Persons.

         SECTION 6.4 Notification of Certain Matters. The Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, (b) any failure of the Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the receipt of a notice of the type described in the last sentence of
Section 3.20(b) or the occurrence of a dispute arising after the date hereof of the type and amounts described in Section 3.20(e); PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.5 Tax Treatment. Each of the Parent and the Company shall take such actions, or refrain from taking such actions, as may be reasonably necessary so that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(h).

         SECTION 6.6 Company Stockholder Meeting. Subject to Section 6.2, the Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of and convene and hold a meeting of its stockholders (the "Company Meeting") for the purpose of considering and voting upon the adoption of this Agreement. The vote required for such approval shall be the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Without limiting the generality of the foregoing, the Company agrees that, subject to Section 6.2, its obligations pursuant to the first sentence of this Section 6.6 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Sections 6.2(c) and 8.1(f).

         SECTION 6.7 Registration Statement, Proxy Statement/Prospectus. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement relating to the Company Meeting to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the "Proxy Statement/Prospectus") and
(ii) the Parent shall prepare and file with the SEC a registration statement (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued pursuant to the Merger. Each of the Parent and the Company
(i) shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and (iii) shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger. The Company and the Parent shall furnish to the other all information concerning the Company and the Parent as the other may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Registration Statement shall have become effective, the Parent and the Company shall mail the Proxy Statement/ Prospectus to stockholders of the Company.

                  (b) The information supplied by each of the Company and the Parent for inclusion in the Registration Statement and the Proxy Statement/ Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Meeting, or (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Company Subsidiary, the Parent, any Parent Subsidiary, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/ Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

         SECTION 6.8 Letters of Accountants. The Parent and the Company shall use their commercially reasonable efforts to cause to be delivered to the other "comfort" letters of KPMG Peat Marwick LLP, the Parent's independent public accountants, and of Arthur Andersen LLP, the Company's independent public accountants, in each case, dated and delivered on the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Boards of Directors of the Company and the Parent, in form and substance reasonably satisfactory to the other and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         SECTION 6.9 Further Action, Reasonable Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, and (ii) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions in the most expeditious manner practicable, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities (such filings under the HSR Act to be made by the parties no later than ten (10) days after the date hereof), making all filings and required submissions with Governmental Entities, including foreign filings and submissions, obtaining all consents and approvals from parties to Contracts with the Company and the Parent and their respective Subsidiaries as are necessary for the consummation of the Transactions and defending any lawsuit or legal challenges, whether judicial or administrative, challenging this Agreement or the Transactions. In case at any time after the Effective Time any other action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

                  (b) Each party shall use its reasonable commercial efforts not to take any action, or enter into any transaction, which would result in a breach of any covenant made by it in this Agreement.

         SECTION 6.10 Public Announcements. The Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which the Company or the Parent is a party with a national securities exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         SECTION 6.11 Blue Sky. The Parent shall use its best efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger and as contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to such qualifications neither the Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

         SECTION 6.12 NYSE. The Parent shall promptly prepare and submit to the NYSE applications covering the shares of Parent Common Stock to be issued in connection with the Merger, and shall use commercially reasonable efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

         SECTION 6.13 Affiliates. Within 30 days after the date of this Agreement, (a) the Company shall deliver to the Parent a letter identifying all persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act as of the record date for the Company Meeting, including, without limitation, all of its directors and executive officers (the "Rule 145 Affiliates") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit A hereto (a "Rule 145 Affiliate Agreement").

         SECTION 6.14 Employee Benefits. For a period of one year after the Effective Time, the Parent will (a) cause to remain in effect for the benefit of the employees of the Company and the Company Subsidiaries (and, to the extent applicable, former employees) all Company Plans in effect on the date of this Agreement or (b) provide each employee (and, to the extent applicable, former employees) of the Surviving Corporation and its Subsidiaries with benefits that, with respect to such employee (or former employee), are at least substantially equivalent on an aggregate basis to the benefits of such Company Benefit Plans (other than any stock option plans). Without limiting the generality of the foregoing, all vacation, holiday, sickness and personal days accrued by the employees of the Company and of the Company Subsidiaries shall be honored. In the event that any employee of the Surviving Corporation or one of its Subsidiaries is at any time after the Effective Time transferred to the Parent or any affiliate of the Parent or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by the Parent or any affiliate of the Parent, the Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company and the Company Subsidiaries, to the extent prior service is generally recognized under the comparable plan, program or arrangement of the Company, as service rendered to the Parent or such affiliates for purposes of eligibility, vesting or entitlement to early retirement benefits, vacation time or severance benefits under such plans. The Parent shall cause to be waived any pre-existing condition limitation under their welfare plans that might otherwise apply to such employee or, to the extent applicable, a former employee. The Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees or, to the extent applicable, former employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles, co-payment limitations and lifetime maximums for such year under the relevant benefit plans of the Parent and their respective Subsidiaries. Nothing contained in this Section 6.14 shall be construed as requiring Parent to continue any specific Company Plan or to continue the employment of any Employee, PROVIDED, HOWEVER, that any changes that Parent may make to any such Company Plan are consistent with the prior parts of this
Section 6.14, and are permitted by the terms of the Company Plan and under any applicable law.

         SECTION 6.15 Tax Matters. The parties hereto agree to (i) prepare or cause to be prepared all Tax Returns or other governmental filings and reports and applicable books and records in accordance with the treatment of the Merger as a reorganization under section 368(a) of the Code, unless otherwise required by Law, and (ii) take such other actions, or refrain from taking any action, as may be reasonably necessary so that the Merger will qualify for such treatment; PROVIDED, HOWEVER, that such actions or inactions must be consistent with the terms of this Agreement.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

                  (a) The Company shall have received the Required Company Vote.

                  (b) All consents, approvals and action of any Governmental Entity required to permit the consummation of the Transactions shall have been obtained or made, free of any condition that would have or reasonably would be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

                  (c) No statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Government Entity which restrains, enjoins or otherwise prohibits the consummation of the Transactions contemplated by this Agreement (each party agreeing to use its commercially reasonable efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted) or that would have or would reasonably be expected to have a Parent Material Adverse Effect.

                  (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order pending such effectiveness shall have been issued and remain in effect. The Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

                  (e) The shares of Parent Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                  (f) Any applicable waiting period under the HSR Act shall have expired or been terminated.

                  (g) The Effective Time shall have occurred at or before the close of business in New York City on December 31, 1999 (the "Outside Date").

         SECTION 7.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Company:

                  (a) (i) The representations and warranties of the Parent and Merger Sub set forth in this Agreement (other than Section 4.3) shall be true and correct (for all purposes of this Section 7.2(a)(i) without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation or warranty expressly relates to an earlier date (in which case as of such date), and except to the extent the failure of any such representation and warranty to be true and correct, in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of the Parent set forth in Section 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date).

                  (b) The Parent and Merger Sub shall have performed, in all material respects, all obligations and complied in all material respects, with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

                  (c) The Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, evidencing compliance with Sections 7.2(a) and (b).

                  (d) The Company shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code.

         SECTION 7.3 Conditions to Obligations of the Parent and Merger Sub to Effect the Merger. The obligations of the Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Parent and Merger Sub:

                  (a) (i) The representations and warranties of the Company set forth in this Agreement (other than Sections 3.3, 3.7(b), 3.8(b)(i) and 3.20(d)) shall be true and correct (for all purposes of this Section 7.3(a)(i) without giving effect to any "materiality" or "material adverse effect" limitations contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct, in the aggregate, would not or would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.3, 3.7(b)(i) and 3.8(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date) and (iii) the representations and warranties of the Company set forth in Section 3.7(b)(ii) and 3.20(d) shall be true and correct as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date.

                  (b) The Company shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

                  (c) The Company shall have delivered to the Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, evidencing compliance with Sections 7.3(a) and (b).

                  (d) The Parent shall have received from each Rule 145 Affiliate of the Company an executed copy of a Rule 145 Affiliate Agreement from each Rule 145 Affiliate as contemplated by Section 6.13 hereof.

                  (e) The employment agreements entered into between the Company and each of Mr. Michael King and Mr. Roger King, as amended on the date hereof, shall be in full force and effect on the Closing Date and neither Mr. Michael King nor Mr. Roger King shall have died, become incapacitated or otherwise not be in a position to perform his obligations thereunder; PROVIDED, HOWEVER, that if as a result of any event, change or occurrence, Parent determines that this condition cannot or will not be satisfied by the Closing Date, it shall promptly and in any event within five (5) Business Days after it receives written notice from the Company of the happening of any such event, change or occurrence, so notify the Company of its determination whether or not it will waive the condition set forth in this subsection (e) or, if no such notification is furnished to the Company within such time period, the Parent shall be deemed to have waived the failure of this condition to be satisfied prior to the Closing Date as a result of such event, change or occurrence; PROVIDED, FURTHER, that if the Parent shall so notify the Company that it will not consummate the Merger, the Company shall have the right, exercisable at any time within 45 days of its receipt of such a notice from the Parent, to terminate this Agreement by written notice to the Parent and further, if the Company does not exercise such termination right, the Parent shall have the right to terminate this Agreement following the expiration of such 45-day period by written notice to the Company.

                  (f) There shall not be pending by any Governmental Entity any suit, action or proceeding which has a reasonable likelihood of success (i) seeking to restrain or prohibit the consummation of the Merger or that would materially adversely effect the Transactions contemplated by this Agreement taken as a whole or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole or Parent and the Parent Subsidiaries taken as a whole, as applicable
(ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, as a result of the Merger or any of the other Transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the Company Common Stock, or common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the business or operations of the Company and Company Subsidiaries, taken as a whole, or (v) which otherwise would have or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

                  (g) As of the Closing (i) each of the Material Distribution Agreements shall be, in all material respects, in full force and effect and enforceable, (ii) there shall exist no fact or circumstance that individually or in the aggregate is reasonably likely to result in a termination of any Material Distribution Agreement or to permit any party other than the Company to withhold or refrain from performance by it of any material covenant in any material respect, (iii) except as set forth in Section 7.3(g) of the Company Disclosure Letter, each of the parties to such Material Distribution Agreement shall have performed all material obligations required to have theretofore been performed by it in accordance with the terms of such Material Distribution Agreement, as of such date in all material respects, and (iv) no party to any Material Distribution Agreement (other than the Company) shall have taken any action or omitted to take any action that, individually or in the aggregate, has resulted in or is reasonably likely to result in a material impairment of the value of such Material Distribution Agreement to the Company or the Surviving Corporation.

                  (h) Parent shall have received an opinion from Weil, Gotshal & Manges LLC, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code.

                                  ARTICLE VIII

                    TERMINATION WAIVER, AMENDMENT AND CLOSING

         SECTION 8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other Transactions by the stockholders of the
Company:

                  (a) by the mutual written consent of the Company and the Parent;

                  (b) by the Company or the Parent, if (i) the Effective Time shall not have occurred on or before the Outside Date, (ii) any Governmental Entity, the consent of which is a condition to the obligations of the Company and the Parent to consummate the Transactions, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and PROVIDED FURTHER, HOWEVER, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, injunction, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Meeting;

                  (c) by the Company or the Parent, if, upon a vote at the Company Meeting (including any adjournment or postponement thereof) called pursuant to Section 6.7 hereof, the Required Company Vote shall not have been obtained;

                  (d) by the Company, if there has been a material breach by the Parent of any representation, warranty, covenant or agreement set forth in this Agreement which (x) would give rise to the failure of a condition set forth in
Section 7.2(a) or (b) and (y) which breach has not been cured within thirty (30) Business Days following receipt by the Parent of written notice of such breach from the Company; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

                  (e) by the Parent, if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement which (x) would give rise to a failure of a condition set forth in
Section 7,.3(a) or (b) and (y), which breach has not been cured within thirty
(30) Business Days following receipt by the Company of written notice of such breach from the Parent; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Parent if the Parent, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

                  (f) by the Company, if prior to the Required Company Vote the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company is not then in breach of Section 6.2, (ii) the Company's Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) during the two-Business Day period after the Company's notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with) Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other Transactions and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) Business Days following the two (2) Business Day period referred to above, and (v) no termination pursuant to this Section 8.1(f) shall be effective unless the Company shall simultaneously make the payment required by Section 8.3; and

                  (g) by the Company or the Parent, pursuant to Section 7.3(e) of this Agreement.

         SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by the Company or the Parent as provided in Section 8.1 hereof, this Agreement shall forthwith become void (except for (A) the last sentence of Section 6.1(a), (B) Sections 8.3, 9.2, 9.4, 9.6 and 9.7 and (C) this Section 8.2) and there shall be no liability on the part of the Company, the Parent, Merger Sub or their respective officers or directors, except for any breach of a party's obligations under the last sentence of Section 6.1(a), Sections 8.3, 9.2, 9.4, 9.6 and 9.7 and this Section 8.2. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

         SECTION 8.3 Termination Fee. (a) If this Agreement is to be terminated pursuant to Section 8.1(c), Section 8.1(e) or Section 8.1(f), and if the Company is not entitled to terminate this Agreement by reason of Section 8.1(b) or 8.1(d), then, the Company shall (x) on the date specified in the penultimate sentence of this Section 8.3 in the case of a termination of this Agreement pursuant to Section 8.1(c) or 8.1(e), or (y) simultaneously with a termination of this Agreement by the Company pursuant to Section 8.1(f), pay to the Parent (by wire transfer of immediately available funds to an account designated by the Parent) a termination fee of $90,000,000 plus, subject to the last sentence of this Section 8.3(a), the reimbursement of all of Parent's actual and documented out-of-pocket expenses (including all investment banking, legal, accounting and other similar expenses) up to a maximum reimbursable amount of $10,000,000 (the "Parent Expenses"); PROVIDED, HOWEVER, that the Company shall not be obligated to pay such fee to the Parent if this Agreement is terminated pursuant to
Section 8.1(c) or Section 8.1(e) unless (i) at the time of the Company Meeting in the case of termination pursuant to Section 8.1(c) or on the date the Parent terminates this Agreement pursuant to Section 8.1(e), the Company has received a bona fide alternative Acquisition Proposal or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, and (ii) within sixteen months after the termination of this Agreement, the Company enters into a definitive agreement providing for an alternative Acquisition Proposal with any third party or an alternative Acquisition Proposal is consummated with any third party. If a termination fee becomes payable as a result of a termination pursuant to Section 8.1(c) or 8.1(e), then in either such case, such termination fee shall be paid promptly (and in any event within two (2) days of receipt by Company of a written notice from Parent) following the earlier of the execution of such definitive agreement providing for an alternative Acquisition Proposal or the consummation of an alternative Acquisition Proposal, as the case may be. In addition, in the event the Company terminates this Agreement pursuant to Section 8.1(c) and at the time of the Company Meeting the Company has received a bona fide alternative Acquisition Proposal or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, the Company shall promptly on demand reimburse all of the Parent Expenses and thereafter be obligated to pay the termination fee only in the event such fee is payable pursuant to this Section 8.3(a).

                  (b) The Company acknowledges that the agreements contained in
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period plus four percent (4%).

         SECTION 8.4 Amendment or Supplement. At any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and the Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or supplement which by Law requires further approval by such stockholders without further approval by the stockholders of the Company.

         SECTION 8.5 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and the Parent may:

                  (a) extend the time for the performance of any of the obligations or acts of the other party;

                  (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

                  (c) waive compliance with any of the agreements or conditions of the other party contained herein; PROVIDED, HOWEVER, that no failure or delay by the Company or the Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

         Any agreement on the part of a party hereto to any extension or waiver contemplated by this Section 8.5 shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to Article VIII.

         SECTION 9.2 Expenses. Except as provided in Article VIII, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that the expenses incurred in connection with printing the Proxy

Statement/Prospectus and any expenses incurred by the Parent relating to the issuance and registration of the Parent Common Stock to be issued in the Merger and the qualification thereof under Blue Sky laws, shall be paid in equal shares by the Company and the Parent.

         SECTION 9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.

         SECTION 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

         SECTION 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed to facsimile to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, mailed, delivered or sent by confirmed telecopier:

                       To the Parent or Merger Sub:

                                    CBS Corporation
                                    51 West 52nd Street
                                    35th Floor
                                    New York, NY  10019
                                    Facsimile:  (212) 597-4031
                                    Attn:  Louis J. Briskman, Esq.

                       with a copy (which shall not constitute notice) to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Facsimile:  (212) 310-8007
                                    Attn:  Howard Chatzinoff
                                           Raymond O. Gietz

                       To the Company:

                                    King World Productions, Inc.
                                    1700 Broadway
                                    33rd Floor
                                    New York, NY  10019
                                    Facsimile:  (212) 974-0310
                                    Attn:  Jonathan Birkhahn, Esq.

                       with a copy (which shall not constitute notice) to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                    Facsimile: (212) 757-3990
                                    Attn:  Robert B. Schumer
                                           Douglas A. Cifu

         SECTION 9.6 Miscellaneous. This Agreement:

                  (a) together with the Confidentiality Agreement, the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and

                  (b) except for the provisions of Sections 2.4 and 6.3, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder or by reason hereof, and

                  (c) shall not, nor shall any of the rights or interests hereunder, be assigned by any party hereto or assignable by operation of law or otherwise without the prior written consent of the other parties.

         The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Any references to the "date hereof" shall mean the date of this Agreement.

         SECTION 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         SECTION 9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    KING WORLD PRODUCTIONS, INC.


                                    By:__________________________________
                                       Name:
                                       Title:


                                    CBS CORPORATION


                                    By:__________________________________
                                       Name:
                                       Title:


                                    K ACQUISITION CORP.


                                    By:__________________________________
                                       Name:
                                       Title:

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